                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G

                        Under the Securities Act of 1934

                                  Dynamex Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    26784F103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 21, 2010
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
(1)  The  remainder  of this  cover  page  shall be filled  out for a  reporting person's  initial  filing on this form with respect to the subject class of securities,  and for any subsequent amendment containing  information which would alter the disclosures provided in a prior cover page.

     The  information  required in the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  see the
Notes).

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS

     FBR CAPITAL MARKETS CORPORATION

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     VIRGINIA

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    0
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    750,000
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    0
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    750,000
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    750,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    7.69%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                    CO;HC

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

1.   NAME OF REPORTING PERSONS

     FBR ASSET MANAGEMENT HOLDINGS, INC.

________________________________________________________________________________

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  [ ]

                                                                 (b)  [ ]

________________________________________________________________________________

3.   SEC USE ONLY

________________________________________________________________________________

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     VIRGINIA

________________________________________________________________________________

  NUMBER OF    5.   SOLE VOTING POWER

                    0

   SHARES

               _________________________________________________________________

BENEFICIALLY   6.   SHARED VOTING POWER

                    750,000

  OWNED BY

               _________________________________________________________________

    EACH       7.   SOLE DISPOSITIVE POWER

                    0

  REPORTING

               _________________________________________________________________

   PERSON      8.   SHARED DISPOSITIVE POWER

                    750,000

    WITH

________________________________________________________________________________

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    750,000

________________________________________________________________________________

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    7.69%

________________________________________________________________________________

12.  TYPE OF REPORTING PERSON*

                    CO; HC

________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS

     FBR FUND ADVISERS, INC.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    0
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    750,000
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    0
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    750,000
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    750,000

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    7.69%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                    IA

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of Issuer:

           Dynamex Inc.

            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

                1870 CROWN DRIVE
                DALLAS TX 75234

            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

            FBR Capital Markets Corporation
            FBR Asset Management Holdings Inc.
            FBR Fund Advisers, Inc.

            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                FBR Capital Markets Corporation
                FBR Asset Management Holdings Inc.
                FBR Fund Advisers, Inc.
                1001 Nineteenth Street North
                Arlington, VA 22209

            ____________________________________________________________________

Item 2(c).  Citizenship:

                FBR Capital Markets Corporation
                FBR Asset Management Holdings Inc.

                Virginia

                FBR Fund Advisers, Inc.

                Delaware

            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:

           COMMON STOCK, $.01 PAR VALUE

            ____________________________________________________________________

Item 2(e).  CUSIP Number:

            26784F103

            ____________________________________________________________________

Item 3.     If This Statement  is Filed  Pursuant to  Rule 13d-1(b), or 13d-2(b)
            or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d)  [_]  Investment  company  registered under Section 8 of the Investment
               Company Act.

     (e)  [x]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f)  [_]  An employee  benefit plan or endowment  fund in  accordance  with
               Rule 13d-1(b)(1)(ii)(F);

     (g)  [x]  A parent  holding  company or control  person in accordance  with
               Rule 13d-1(b)(1)(ii)(G);

     (h)  [_]  A savings  association  as defined in Section 3(b) of the Federal
               Deposit Insurance Act;

     (i)  [_]  A  church  plan  that  is  excluded  from  the  definition  of an investment  company  under  Section  3(c)(14)  of the  Investment
               Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide  the  following  information  regarding  the  aggregate  number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

                FBR Capital Markets Corporation        750,000
                FBR Asset Management Holdings Inc.     750,000
                FBR Fund Advisers, Inc.                750,000
          ______________________________________________________________________

     (b)  Percent of class:

                FBR Capital Markets Corporation          7.69%
                FBR Asset Management Holdings Inc.       7.69%
                FBR Fund Advisers, Inc.                  7.69%

          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:

                FBR Capital Markets Corporation         0
                FBR Asset Management Holdings Inc.      0
                FBR Fund Advisers, Inc.                 0

          (ii)  Shared power to vote or to direct the vote:

                FBR Capital Markets Corporation         750,000
                FBR Asset Management Holdings Inc.      750,000
                FBR Fund Advisers, Inc.                 750,000

          (iii) Sole power to dispose or to direct the disposition of:

                FBR Capital Markets Corporation         0
                FBR Asset Management Holdings Inc.      0
                FBR Fund Advisers, Inc.                 0

          (iv)  Shared power to dispose or to direct the disposition of:

                FBR Capital Markets Corporation         750,000
                FBR Asset Management Holdings Inc.      750,000
                FBR Fund Advisers, Inc.                 750,000

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         Not Applicable
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable.

         _______________________________________________________________________

Item 7.  Identification and  Classification of the Subsidiary Which Acquired the
         Security  Being  Reported on by the Parent  Holding  Company or Control
         Person.

         FBR Fund Advisers, Inc.
         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

         Not Applicable.

         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

          ______________________________________________________________________

Item 10.  Certifications.

          "By signing  below I certify  that,  to the best of my  knowledge  and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or  influencing the control of the issuer of the  securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

   In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, the Reporting Persons expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such person that they are the beneficial owners of such securities.

                               SIGNATURE

     After  reasonable  inquiry and to the best of my  knowledge  and belief,  I certify that the information  set forth in this statement is true,  complete and correct.

                                                  December 21, 2010
                                        ----------------------------------------

                                                     (Date)

                                        FBR Capital Markets Corporation*

                                            /s/ Ann Marie Pulsch
                                        ----------------------------------------
                                                     (Signature)

                                                 Ann Marie Pulsch
                                                  Corporate Secretary
                                        ----------------------------------------
                                                     (Name/Title)

                                        FBR Asset Management Holdings, Inc.*

                                             /s/ Ann Marie Pulsch
                                        ----------------------------------------
                                                     (Signature)

                                                  Ann Marie Pulsch
                                                  Corporate Secretary
                                        ----------------------------------------
                                                     (Name/Title)

                                        FBR Fund Advisers, Inc.*

                                              /s/ Winsor H. Aylesworth
                                        ----------------------------------------
                                                     (Signature)

                                                  Winsor H. Aylesworth
                                               Treasurer and Corporate Secretary
                                        ----------------------------------------
                                                     (Name/Title)

*The Reporting Persons disclaim beneficial ownership in the shares represented herein except to the extent of their pecuniary interest therein.

Note.  Schedules  filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention.  Intentional  misstatements  or omissions of fact constitute  federal criminal violations (see 18 U.S.C. 1001).

                                                        Exhibit A

                                AGREEMENT

The undersigned certify, after reasonable inquiry and to the best knowledge and belief of the undersigned, that the information set forth in this
Statement is true, complete and correct.  The undersigned agree to the filing of this single Statement on Schedule 13G.

FBR CAPITAL MARKETS CORPORATION*

        /s/ Ann Marie Pulsch
By:___________________________________
Name:   Ann Marie Pulsch
Title:  Corporate Secretary

FBR ASSET MANAGEMENT HOLDINGS, INC.*

        /s/ Ann Marie Pulsch
By:___________________________________
Name:   Ann Marie Pulsch
Title:  Corporate Secretary

FBR FUND ADVISERS, INC.*

        /s/ Winsor H. Aylesworth
By:___________________________________
Name:   Winsor H. Aylesworth
Title:  Treasurer and Corporate Secretary

*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein